AGREEMENT AND PLAN OF MERGER

by and among

COMPASS GROUP USA INVESTMENTS, LLP,

YORKMONT FIVE, INC.,

and

CREATIVE HOST SERVICES, INC.

Dated as of February 18, 2004

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 18, 2004 by and among COMPASS GROUP USA INVESTMENTS, LLP, a Delaware limited liability partnership (“Compass”), YORKMONT FIVE, INC., a California corporation and a wholly owned indirect subsidiary of Compass (“Merger Sub”), and CREATIVE HOST SERVICES, INC., a California corporation (the “Company”).

     WHEREAS, the general partner of Compass and the respective Boards of Directors of Merger Sub and the Company have each determined that it is in the best interests of their respective partners and shareholders for Compass to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, it is proposed that Merger Sub will make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, no par value, of the Company (the “Company Common Stock”), on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, as an inducement to Compass and Merger Sub to enter into this Agreement, Compass, Merger Sub and the Company have entered into a Stock Option Agreement (the “Option Agreement”), pursuant to which the Company has granted to Merger Sub an option to purchase newly issued shares of Company Common Stock under certain circumstances;

     WHEREAS, the Board of Directors of the Company has approved the Offer and the transactions contemplated by this Agreement and has resolved to recommend that holders of the Company Common Stock approve this Agreement, accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

     WHEREAS, the general partner of Compass and the respective Boards of Directors of Merger Sub and the Company have approved this Agreement, the Option Agreement and the transactions contemplated hereby and the merger of Merger Sub into the Company in accordance with the General Corporation Law of California (the “CGCL”) and on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

     WHEREAS, Compass, Merger Sub and the Company hereby make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and prescribe various conditions to the consummation of the Offer and the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

     Section 1.1. The Offer.

          (a) Subject to the conditions of this Agreement, as promptly as practicable, but in no event later than six business days after the date of this Agreement, Merger Sub shall, and Compass shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) at a price per share of Company Common Stock equal to $3.40 (such amount, or any greater amount paid per share pursuant to the Offer, the “Offer Price”), net to the sellers in cash, without interest. The obligations of Merger Sub to, and of Compass to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the satisfaction or waiver of the conditions set forth in Annex I. The initial expiration date of the Offer shall be 20 business days following the commencement of the Offer (as it may be extended in accordance with this Agreement, the “Expiration Date”). Merger Sub expressly reserves the rights to waive any condition to the Offer and to modify the terms of the Offer in a manner not inconsistent with the provisions of this Agreement, except that, without the prior written consent of the Company, Merger Sub shall not, except as otherwise expressly provided in this Agreement, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) change or waive the Minimum Tender Condition (as defined in Annex I), (iv) add to the conditions set forth in Annex I or modify any condition set forth in Annex I or amend, modify or supplement any other terms of the Offer in any manner adverse to the holders of Company Common Stock, (v) change the form of consideration payable in the Offer or (vi) extend the Offer beyond the date specified below in this Section 1.1. Unless extended as provided in this Agreement, the Offer shall expire on the Expiration Date. If any of the conditions to the Offer are not satisfied on any scheduled Expiration Date of the Offer, then Merger Sub may extend or re-extend the Offer for one or more periods of time that Merger Sub reasonably believes are necessary to cause the conditions to the Offer to be satisfied from time to time until such conditions are satisfied or waived (each such extension period not to exceed 10 business days at a time), or shall otherwise act in accordance with Section 1.1(b); provided that Merger Sub may not extend the Offer beyond 90 business days following the commencement of the Offer without the prior written consent of the Company (the “Final Expiration Date”). In addition, Merger Sub may, without the consent of the Company, elect to provide a subsequent offering period for the Offer of at least three but not more than 20 business days in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following its acceptance of shares of Company Common Stock in exchange for payment thereof pursuant to the Offer. Upon the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Compass shall cause Merger Sub to, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the earliest date as of which each of the conditions of the Offer set forth in Annex I has been satisfied, but only to the extent such conditions relate to the Company. The term “Specified Date” means the date on which Merger Sub accepts for payment the shares of Company Common Stock tendered pursuant to and subject to the conditions of the Offer.

          (b) Notwithstanding any other provision contained herein, in the event the Minimum Tender Condition is not satisfied on any scheduled Expiration Date of the Offer, subject to any right of Compass or Merger Sub to terminate this Agreement pursuant to its terms (except for the termination right arising under Section 1 of Annex I of this Agreement for failure to meet the Minimum Tender Condition (unless the Revised Minimum Number (as defined below in this Section 1.1(b)) has not been tendered (taking into account any withdrawals) as of such Expiration Date)), Merger Sub shall, and Compass shall cause Merger Sub to, take one of the actions set forth in the following clauses (x), (y) or (z) (provided that Merger Sub shall have complete discretion as to which actions among the three clauses to take) as follows: (x) extend the Offer pursuant to Section 1.1(a), (y) amend the Offer in contemplation of the exercise of the Option Agreement (to the extent the Option Agreement is exercisable at such time) to reduce the Minimum Tender Condition to that number of shares (the “Option Exercise Minimum Number”) equal to the number of shares which, when combined with the number of shares issued upon exercise of the Option Agreement, equals 90% of the shares of Company Common Stock then outstanding; provided, however, that the number of shares issued upon exercise of the Option Agreement may not exceed 2,099,200 shares of Company Common Stock, or (z) amend the Offer to provide that, in the event (i) the Minimum Tender Condition is not satisfied at the next scheduled Expiration Date of the Offer, after giving effect to the issuance of any shares of Company Common Stock theretofore acquired by Compass or Merger Sub, and (ii) the number of shares of Company Common Stock tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date is more than 50% of the then-outstanding shares of Company Common Stock, Merger Sub shall waive the Minimum Tender Condition and amend the Offer to reduce the number of shares of Company Common Stock subject to the Offer to 49.9% of the shares of Company Common Stock then outstanding (the “Revised Minimum Number”) and, subject to the prior satisfaction or waiver of the other conditions of the Offer, either (A) purchase, on a pro rata basis, the Revised Minimum Number of shares or (B) (1) purchase all shares of Company Common Stock that have been tendered and not withdrawn as of such Expiration Date, (2) prepare and file a permit application under Section 25142 of the CGCL and a related information statement or other disclosure document (together, a “Permit Application”), and shall request a hearing on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the CGCL (a “Fairness Hearing”), and (3) otherwise comply with the CGCL (it being understood that Merger Sub shall not in any event be required to accept for payment, or pay for, any shares of Company Common Stock if less than the Revised Minimum Number of shares are tendered pursuant to the Offer and not withdrawn at the Expiration Date).

          (c) On the date the Offer commences, Compass and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase and form of the related letter of transmittal and any related summary advertisement (the Schedule TO, the offer to purchase and such other documents, together with all supplements and amendments thereto, are, collectively, the “Offer Documents”). The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the Company’s shareholders. To the extent required by applicable federal securities laws, Compass, Merger Sub and the Company shall promptly correct any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Compass and Merger Sub shall provide the Company and its counsel in writing with any written comments (and orally, any oral comments), Compass, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company and its counsel prior to responding to any such comments.

          (d) Compass shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to this Agreement and the Offer.

     Section 1.2. Company Actions.

          (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors at a meeting duly called and held on February 12, 2004, has by unanimous vote of the members thereof present and voting: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the “Transactions”), are fair to, and in the best interest of, the Company’s shareholders, (ii) approved, adopted and declared advisable this Agreement, the Option Agreement and the Transactions (such approval and adoption having been made in accordance with the CGCL and the Company’s Articles of Incorporation) and (iii) recommended that the holders of Company Common Stock accept the Offer and tender their Company Common Stock pursuant to, and subject to the terms and conditions of, the Offer, and approve and adopt this Agreement and the Merger.

          (b) On the date the Offer commences, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing the recommendation of the Board of Directors of the Company described in Section 1.2(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws; provided, that, notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of the Company may withdraw or amend such recommendation in accordance with Section 5.2(b). Compass and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Company’s shareholders. To the extent required by applicable federal securities laws, the Company, Compass and Merger Sub shall promptly correct any information provided by any of them for use in the Schedule 14D-9 that is or shall have become false or misleading, and shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Compass and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Compass and its counsel prior to responding to such comments.

          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to promptly furnish Merger Sub with an appropriate number of mailing labels containing the names and addresses of the record holders of shares of Company Common Stock, warrants or similar rights to purchase Company Common Stock (“Company Warrants”) and stock options to purchase Company Common Stock (“Company Stock Options”) as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, Company Warrants and Company Stock Options, and shall furnish to Merger Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Compass may reasonably request in communicating the Offer to the Company’s shareholders. Subject to the requirements of applicable law, and, except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Compass and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, use reasonable efforts to deliver to the Company or destroy all copies of such information then in their possession.

     Section 1.3. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.5). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

     Section 1.4. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 11:00 a.m., within five business days after the satisfaction or (to the extent permitted by applicable law) waiver of the last to be satisfied of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Helms Mulliss & Wicker, PLLC, 201 North Tryon Street, Charlotte, North Carolina, unless this Agreement has been earlier terminated pursuant to its terms or unless another time, date or place are agreed to in writing by Compass and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

     Section 1.5. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, an agreement of merger and officers’ certificate or other appropriate documents (in any such case, the “Agreement of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the CGCL and filed with the Secretary of State of the State of California. The Merger shall become effective upon the filing of the Agreement of Merger and officers’ certificate with the Secretary of State of the State of California or at such subsequent time or date as Compass and the Company shall agree and specify in the Agreement of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

     Section 1.6. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Chapter 11 of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights and property of Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Merger Sub shall become the debts and liabilities of the Surviving Corporation.

     Section 1.7. Articles of Incorporation and Bylaws.

          (a) The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until, subject to Section 6.4, thereafter changed or amended as provided therein or under applicable law.

          (b) The Bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.

     Section 1.8. Directors. The Members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be the Members of the Board of Directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.9. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

     Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Compass or Merger Sub:

          (a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(c) and the Dissenting Shares (as defined in Section 2.1(d)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share paid pursuant to the Offer (the “Merger Consideration”). At the Effective Time all such shares shall no longer be outstanding and shall automatically be canceled, retired and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (b) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (c) Cancellation of Treasury Stock and Compass-Owned Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock), Compass or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands payment (the “Dissenting Shares”) of the value (“Payment”) of such shares pursuant to, and who complies in all respects with, the provisions of Chapter 13 of the CGCL (the “Dissenters’ Rights Statute”) and as of the Effective Time has not effectively withdrawn or lost such right to such Payment shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), but instead such holder will have, by virtue of the Merger and without further action on the dissenting shareholder’s part, the right to receive and be paid the Payment and no further rights other than those provided by the Dissenters’ Rights Statute. The Company shall give Compass prompt written notice of all written demands for Payment, withdrawals of demand, and other written communications received by the Company pursuant to the Dissenters’ Rights Statute. After the amount of the Payment has been agreed on or finally determined pursuant to the Dissenters’ Rights Statute, all dissenting shareholders entitled to the Payment pursuant to the Dissenters’ Rights Statute will receive the payment from the Company, and the Dissenting Shares shall thereupon be canceled. The Company shall serve prompt notice to Compass of any demands for Payment, and Compass shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Compass, make any Payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          (e) Notwithstanding the foregoing subsections (a) through (d) of this Section 2.1, if Compass elects to seek a Fairness Hearing pursuant to Section 1.1(b)(z)(ii)(B) and the fairness of the Merger is not approved by the California Commissioner of Corporations (the “California Commissioner”) for any reason, Merger Sub shall promptly seek to consummate the Merger in a manner that complies with the CGCL; provided that in any event the value of the Merger Consideration shall not be less than the Offer Price.

     Section 2.2. Exchange of Certificates.

          (a) Paying Agent. Prior to the Specified Date, Compass shall designate, or shall cause to be designated, a bank, trust company or other depositary with at least $100,000,000 in assets to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Compass shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be the sole property of Compass.

          (b) Exchange Procedure. Promptly after the Effective Time, Compass shall instruct the Paying Agent to mail to each Certificate holder of record (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Compass may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Compass shall instruct that upon surrender of a Certificate to the Paying Agent for cancellation or to such other agent or agents as may be appointed by Compass, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.1(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Compass that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall be made thereafter. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

          (d) No Liability. None of Compass, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered within two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.5)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Compass shall instruct the Paying Agent to pay the Merger Consideration in respect of such lost, stolen or destroyed Certificate.

          (f) Withholding. Compass, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and each holder of a Company Stock Option or Company Warrant such amounts as Compass, the Company, the

Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Compass, the Company, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and each holder of a Company Stock Option or Company Warrant in respect of which such deduction and withholding was made by Compass, the Company the Surviving Corporation or the Paying Agent. Compass, the Company, the Surviving Corporation or the Paying Agent, as the case may be, shall file all payroll tax reports or wage statements that are required to be filed with the appropriate Governmental Entity.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth on the Schedules hereto (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Compass upon the execution of this Agreement, the Company represents and warrants to Compass and Merger Sub as follows:

     Section 3.1. Organization, Standing and Power. Except as set forth on Schedule 3.1, Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 9.3). The Company has made available to Compass true and complete copies of the Articles of Incorporation and Bylaws for it and each of its Subsidiaries, in each case, as amended as of the date of this Agreement.

     Section 3.2. Subsidiaries. Schedule 3.2 lists each Subsidiary (as defined in Section 9.3) of the Company. All the outstanding shares of capital stock or other equity or voting interests of each Subsidiary of the Company are owned by the Company free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than (a) liens for current taxes, payments of which are not yet due or delinquent, (b) imperfections or irregularities in title, if any, as do not materially affect the use of the properties or assets subject thereto or affected thereby, or otherwise materially impair the Company’s business operations ((a) and (b) are collectively referred to as the “Permitted Liens”) and (c) the pledge of all equity interests under the Credit Agreement dated as of January 17, 2003 among the Company, various lenders, and ING Capital LLC (the “Senior Credit Agreement”), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

     Section 3.3. Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock (the “Preferred Stock”). As of the date of this Agreement, (a) 8,830,140 shares of Company Common Stock were issued and outstanding and (b) no shares of Preferred Stock were issued and outstanding. As of the date hereof, (x) not more than 535,000 shares of Company Common Stock are subject to outstanding Company Stock Options granted under the 1997 Stock Option Plan and the 2001 Stock Option Plan (such plans, collectively, the “Company Stock Plans”) and (y) not more than 1,340,800 shares of Company Common Stock are subject to Company Warrants. There are no outstanding stock appreciation rights or other similar rights outstanding under the Company Stock Plans or otherwise. Except as set forth above and except as set forth in Schedule 3.3, as of the date of this Agreement, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. No shares of Company Common Stock are owned by any Subsidiary of the Company. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans or Company Warrants shall be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to and not issued in violation of preemptive rights. Except as set forth in Schedule 3.3, there are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, and no securities or other instruments or obligations of the Company or any of its Subsidiaries the value of which is in any way based upon or derived from any capital or voting stock of the Company, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, and except as specifically permitted under Section 5.1(a), there are no Contracts (as defined in Section 3.5) of any kind, including any shareholder rights plan, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Except as set forth on Schedule 3.3, there are no securities of the Company that are subject to antidilution protection. After September 26, 2000, neither the Company nor any of its Subsidiaries has issued any equity securities or Derivative Securities (as such phrase is defined in Section 8.6 of that certain Securities Purchase Agreement between the Company and GCA Strategic Investment Fund Limited dated as of September 26, 2000 (the “GCA Agreement”)) in a Discounted Equity Offering (as defined in the GCA Agreement). To the knowledge of the Company as of the date of this Agreement, there are no proxies and no voting agreements with respect to any shares of the capital stock or other voting securities of the Company or any of its Subsidiaries. All outstanding shares of Company Common Stock, Preferred Stock, Company Options, Company Warrants and other securities of the Company and its Subsidiaries have been issued and granted in material compliance with all federal and state securities laws and all requirements set forth in any applicable Contracts.

     Section 3.4. Authority and Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby; provided, however, that if the Company seeks Company Shareholder Approval after Merger Sub acquires more than 50% of the voting power of the Company, then this Agreement and the Agreement of Merger must comply with Section 1101(e) of the CGCL. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the Company Shareholder Approval and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Compass and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights and general principles of equity.

     Section 3.5. No Violation; Consents. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and compliance with the provisions hereof do not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) the Articles of Incorporation or Bylaws of the Company or the articles of incorporation or bylaws or similar organizational documents of any of its Subsidiaries, (b) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether written or, if material, oral (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (c) subject to the governmental filings and other matters referred to in the following sentence, any (i) statute, law, ordinance, rule or regulation or (ii) judgment, order or decree, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than consents required under the terms of any Customer Contract (as defined in Section 3.9(a)) (the “Customer Consents”) or, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent, impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a “Governmental Entity”), is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (u) Customer Consents from any customer that is a Governmental Entity, (w) the filing with the SEC of (i) the Schedule 14D-9, (ii) a proxy statement or information statement relating to the Company Shareholder Approval (as amended or supplemented from time to time, the “Proxy Statement”) and (iii) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby or thereby, (x) the filing of the Articles of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (y) any filings required under the rules and regulations of the Nasdaq Stock Market, Inc. (“Nasdaq”) and (z) such other consents, approvals, orders, authorizations, registrations, declarations and filings (including those required under Environmental Laws (as defined in Section 3.13(c) the failure of which to be obtained or made, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent, impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 3.6. Filings with the SEC; Financial Statements.

          (a) The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since January 1, 2000 (together with and giving effect to, any amendments, supplements and exhibits thereto and any information incorporated therein by reference, the “SEC Documents”). No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder. None of the SEC Documents filed under the Exchange Act when filed and none of the registration statements filed under the Securities Act when they became effective (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The financial statements (including the related notes) included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the dates the SEC Documents were filed, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

          (c) Other than as disclosed in the financial statements (including the related notes) included in the SEC Documents, since January 1, 2003, the Company and its Subsidiaries have incurred no material liabilities or obligations (net of the benefits or assets obtained by the Company in connection with the incurrence of such liabilities or obligations) of any nature (whether accrued, absolute, contingent or otherwise), other than (i) liabilities and obligations in connection with the transactions contemplated by this Agreement, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice, (iii) those liabilities and obligations that were not required under GAAP to be reflected or reserved against in the financial statements (including the related notes) included in the SEC Documents, or with respect to the period following the date of the SEC Documents filed prior to the date hereof (the “Filed SEC Documents”), those liabilities and obligations that would not be required under GAAP to be reflected or reserved in those financial statements of the Company prepared as of a fiscal year end; (iv) liabilities, the existence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (v) as set forth in Schedule 3.6.

          (d) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

          (e) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Principal Financial and Accounting Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act in connection with the Company’s preparation of the Company SEC Documents. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and nonfinancial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Principal Financial and Accounting Officer of the Company required under the Exchange Act with respect to such reports.

          (f) The Company has in place internal controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the

Company and its Subsidiaries are being made only in accordance with authorization of management and the advisors of the Company and its Subsidiaries, as applicable; and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries that could have a material effect on the financial statements.

          (g) At all times following the effective date of the Sarbanes-Oxley Act, the Audit Committee of the Company’s Board of Directors has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and rules and regulations of the SEC and Nasdaq as they relate to the composition, charter and conduct of the Audit Committee.

          (h) The stock trading policy of the Company applicable to trading in Company Common Stock by insiders of the Company provides for blackout periods that prohibit transactions in Company Common Stock by insiders during applicable plan blackout periods.

     Section 3.7. Absence of Certain Changes or Events. Except as disclosed in the Filed SEC Documents or on Schedule 3.7, since January 1, 2003, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been, except as set forth in Schedule 3.7, (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, (ii) other than in connection with the exercise of Company Stock Options or Company Warrants described in Schedule 3.7, any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities of the Company or any of its Subsidiaries, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director or executive officer of any increase, or to any current or former officer of any material increase, in compensation or other benefits, except in each case for increases of compensation in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in any material increase in compensation expense or required under any agreement or Benefit Plan (as defined in Section 3.11) in effect as of January 1, 2003, (B) any granting by the Company or any of its Subsidiaries to any current or former director or officer of any right to receive any material severance or termination pay or any material increase therein, or (C) any entry by the Company or any of its Subsidiaries into, or any material amendment of, any Benefit Plan with any current or former director or officer of the Company or any of its Subsidiaries, (v) any change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, (vi) any material election with respect to taxes by the Company or any of its Subsidiaries or (vii) any settlement or compromise of any material tax liability or refund.

     Section 3.8. Litigation. Except as disclosed in Schedule 3.8, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets that, individually, involves a claim in excess of $50,000, nor is there any judgment, order, injunction or decree of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

     Section 3.9. Contracts.

          (a) The term “Customer Contract” means a contract to provide contract food and contract catering services to customers of the Company or its Subsidiaries as to which the Company or any Subsidiary was a party. A list of the Company’s Customer Contracts is set forth on Schedule 3.9(a).

          (b) The term “Material Contract” means any contract, agreement, arrangement or understanding to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary, or any of their respective assets is bound that is or contains any of the following:

     (i) any of the Company’s Customer Contracts;

     (ii) a contract purporting to be binding upon the Company, any of its Subsidiaries or any of its affiliates that contains a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Offer or the Merger, would reasonably be expected to restrict the ability of Compass or any of its Subsidiaries, including the Company and its Subsidiaries) to compete with any Person or engage in any business or activity in any geographic area or pursuant to which any material benefit is required to be given or lost as a result of so competing or engaging;

     (iii) a loan, guarantee or similar agreement relating to the borrowing of money from, or extension of credit to, any other Person in excess of $100,000;

     (iv) any lease or sublease relating to real property involving rent in excess of $50,000 per year;

     (v) any contract not fully performed, including contracts for the purchase of any commodity, material, services, equipment or fixed assets, or the construction of any improvements, to the extent that the Company’s future obligations under such contract exceed $100,000 in the aggregate over the remaining life of the contract;

     (vi) any vehicle master lease or other personal property master lease involving annual payments in excess of $50,000 per year;

     (vii) any contract that obligates the Company or its Subsidiaries to obtain all or a substantial portion of its requirements of any goods or services from, or, except for Customer Contracts, supply all or a substantial portion of the requirements for any goods or services of, any other Person and that is not terminable without penalty on less than 90 days’ notice; or

     (viii) any contract pertaining to the Intellectual Property Rights of the Company or any of its Subsidiaries.

          (c) On the date of this Agreement, except as set forth in the Schedules hereto:

     (i) Each Material Contract together with all modifications and amendments thereto, is the valid and binding obligation of the Company or its Subsidiaries, as applicable, in full force and effect, and to the Company’s knowledge, enforceable against the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general application affecting creditors’ rights generally and by equitable principles;

     (ii) Neither the Company nor any of its Subsidiaries is in material breach or default under any Material Contract; and, to the knowledge of the Company, no other party is in material breach or default thereunder;

     (iii) neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice of any event or condition that constitutes, or with the passage of time would constitute, a material default by the Company under any Material Contract; and

     (iv) To the knowledge of the Company, neither it nor any of its Subsidiaries has received written notice or other notice or advice of termination, cancellation, nonrenewal or material adverse price adjustment of, or a request for proposal or bid with respect to, any Material Contract.

          (d) Schedule 3.9(d) contains a true and complete list of all Material Contracts, and true and complete copies of each Material Contract have been made available to Compass.

          (e) Schedule 3.9(e) contains a true and complete list of all Customer Contracts awarded to the Company under any minority-owned business enterprise or disadvantaged-business enterprise program or policy of any Governmental Entity.

          (f) Schedule 3.9(f) contains a true and complete list of all agreements in effect between the Company and any directors, officers, employees or agents of the Company pursuant to which the Company or any Subsidiary thereof may be obligated to provide indemnification to such Person, a true and correct copy of each of which has been provided to Compass.

          (g) Schedule 3.9(g) contains a true and complete list of all agreements between the Company or any Subsidiary thereof and any officer, director or consultant of the Company or any Subsidiary thereof that contains a provision entitling such Person to compensation, bonus or other consideration upon the signing of this Agreement, the commencement or completion of the Offer or the consummation of the Merger (each, a “Change of Control Agreement”). The Company has provided a true and correct copy of each Change of Control Agreement to Compass. Except as disclosed on Schedule 3.9(g), none of the signing of this Agreement, the commencement or completion of the Offer or the consummation of the

Merger will trigger a payment to any Person in excess of $50,000 under any Change of Control Agreement.

     Section 3.10. Compliance with Laws. The Company and its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity that are material to the operation of the business of the Company. None of the Company or any of its Subsidiaries has received, since January 1, 2000, a written communication alleging or relating to a possible violation by the Company or any of its Subsidiaries of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations. The Company and its Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, franchises, orders, registrations and approvals of all Governmental Entities that are material to the operation of the business of the Company, necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted (collectively, “Permits”), and, since January 1, 2003, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event with respect to such Permits giving to such Governmental Entities any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except to the extent that such violation, default or event would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 3.11. Benefit Plans; Employment and Labor Relations.

          (a) Schedule 3.11(a) contains an accurate and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other plans, agreements, policies or arrangements relating to Company Stock Options, stock purchases, compensation, deferred compensation, bonus, severance and other employee benefits, in each case maintained or contributed to as of the date of this Agreement by the Company or any Subsidiary for the benefit of any current or former employees, officers or directors of the Company or any Subsidiary or for which the Company or any Subsidiary is or could be liable, as a result of its status as an ERISA Affiliate (as defined below) (collectively, the “Benefit Plans”). Neither the Company nor any ERISA Affiliate currently sponsors or contributes to, nor has ever sponsored or contributed to, any “multiemployer plan” as described in Section 37(A) of ERISA. Each Benefit Plan has been duly authorized by all necessary corporate action by the Company or any participating Subsidiary or ERISA Affiliate. The Company has delivered to Compass true, complete and correct copies of the Benefit Plans listed on Schedule 3.11(a) and has no other Benefit Plans. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA, at any time. “DOL” means the United States Department of Labor. “IRS” means the Internal Revenue Service. “PBGC” means the Pension Benefit Guaranty Corporation.

          (b) The Benefit Plans are on the date hereof in material compliance with the applicable provisions of ERISA and the Code, the rules and regulations promulgated thereunder,

all other applicable laws and the terms of all applicable collective bargaining agreements. There are no investigations by any federal or state entity, or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings against or with respect to which any Benefit Plan is a party or asserting any rights to or claims for benefits under any Benefit Plan. There are no involuntary termination proceedings that have been instituted against any Pension Plan.

          (c) Each of the Company and its Subsidiaries has performed all of its material obligations under all Benefit Plans and has made appropriate entries in its financial records and statements prepared in accordance with generally accepted accounting practices for all obligations and liabilities under such Benefit Plans that have accrued but are not yet due. Other than any Pension Plan amendment with respect to which the remedial amendment period described under Section 401(b) of the Code has not expired, each Pension Plan that is intended to be a tax-qualified plan is the subject of a favorable determination letter from the IRS (a “Determination Letter Request”), and was filed with the IRS within the remedial amendment period described under Section 401(b) of the Code, each such favorable determination letter stating to the effect that such Pension Plan is qualified under Section 401(a) of the Code, subject to the reservation as to the Pension Plan’s operational compliance with Code requirements. No such determination letter on any Pension Plan has been revoked, and the IRS has not issued written notice of its intent to revoke the qualified status of any such Pension Plan. No event has occurred and no circumstance exists that would reasonably be expected to result in the disqualification of such Pension Plan or, with respect to each Determination Letter Request, would reasonably be expected to cause the IRS not to issue a favorable determination letter. The Company has delivered or made available to Compass a copy of the most recent determination letter received with respect to each Pension Plan for which a letter has been issued, as well as any Determination Letter Request still pending.

          (d) No statement, either written or oral, has been made by the Company or any Subsidiary to any individual with regard to any Benefit Plan that was not in accordance with the respective Benefit Plan and that would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation.

          (e) Each Benefit Plan is and has been administered, and the Company and its Subsidiaries, with respect to all Benefit Plans are, in compliance in all material respects with ERISA, the Code and other applicable laws and with applicable collective bargaining agreements. This statement specifically means, but is not limited to, the following matters:

     (i) No material transaction prohibited by Section 406 of ERISA and no material “prohibited transaction” under Section 4975 of the Code have occurred with respect to any Benefit Plan for which an exemption does not apply.

     (ii) The Company and its Subsidiaries have had no liability to the PBGC with respect to any plan or have any liability under Sections 502 or 4071(c) of ERISA. All filings required by ERISA and the Code as to each Benefit Plan have been timely filed, and all notices and disclosures to participants under such Benefit Plans required by either ERISA or the Code have been timely provided.

          (f) Each of the following statements is true and correct regarding each Benefit Plan:

     (i) No event or circumstance specific to the Company or its Subsidiaries (as opposed to general economic or industry events that impact the Company or its Subsidiaries as members of an affected group or class of business enterprises), except for ordinary course matters such as workers compensation adjustments, has occurred since the close of the Benefit Plan year immediately preceding the date of this Agreement that could result in a material increase in premium costs of any Benefit Plan that are insured, or material increase in benefit costs of such Benefit Plans that are self-insured.

     (ii) Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, neither the Company nor any of its Subsidiaries provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee or beneficiary following such employee’s retirement or other termination of service.

     (iii) The Company and its Subsidiaries have the right to modify and terminate benefits to retirees (other than benefits provided under Pension Plans) with respect to both retired and active employees. Each Benefit Plan has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

          (g) Neither the Company nor any of its Subsidiaries now sponsors, maintains, contributes to or has an obligation to contribute to, and has not at any time since January 1, 1995, sponsored, maintained, contributed to, or been obligated to contribute to, any Pension Plan subject to the provisions of Section 302 or Title IV of ERISA or Sections 412 or 4971 of the Code. No liability currently exists, and under no circumstances could the Company or any of its ERISA Affiliates incur a liability (other than liabilities arising in accordance with the terms of the Benefit Plans) pursuant to the provisions of Title I, II or IV of ERISA or Section 412, 4971 or 4980B of the Code that could become a liability of the Surviving Corporation or Compass after the Transactions. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA for the purpose of evading liability under subtitle D of Title IV of ERISA.

          (h) Neither the Company nor any of its Subsidiaries has incurred any material liability, nor has any event occurred that would reasonably result in any material liability, under Title I or Title IV of ERISA.

          (i) Since January 1, 2003, there has not been any adoption of or amendment to any Benefit Plan.

          (j) Except as set forth on Schedule 3.11(j), neither the Company nor any of its Subsidiaries is a party to, or bound by, any contract with any labor union or association, including, without limitation, any collective bargaining, labor or similar agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) constitute a breach or default under any such agreement, (ii) give rise to any right to terminate, amend or modify any such agreement or (iii) create any withdrawal liability. There is not currently, pending or existing and there is not and has not been threatened (A) any strike, slow-down, picketing, work stoppage or formal employee grievance or arbitration process; (B) any proceeding against the Company or any Subsidiary relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge, claim or action or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the DOL or any other federal or state governmental body, any organizational activity or other labor or unemployment dispute against the Company, any Subsidiary or the Surviving Corporation; (C) any application for certification of a collective bargaining agent; or (D) any formal or other organizational activity by the Company’s or any Subsidiary’s employees. To the knowledge of the Company and its Subsidiaries, no event has occurred or circumstance exists that is reasonably likely to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company or any Subsidiary, and no such action is contemplated by the Company or any Subsidiary. The Company and its Subsidiaries are in compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, nondiscrimination, employee leave, hours, benefits, the payment of social security taxes, and occupational health. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice.

          (k) Except as disclosed in the Filed SEC Documents, since January 1, 2003, there has not been any adoption of or amendment to any collective bargaining agreement.

          (l) Schedule 3.11(l) contains a true and correct list of all salaried employees of each of the Company and its Subsidiaries as of the date hereof, the salaries and all other compensation for all such Persons, their dates of employment and positions. Except as indicated on Schedule 3.11(l), all of the employees of the Company and its Subsidiaries are “at-will” employees. The Company has provided to Compass a true and complete copy of all employment and consulting agreements that obligate the Company or any Subsidiary to make payments aggregating $50,000 or more per year between the Company or any of its Subsidiaries and any employee, officer, consultant or director or thereof.

          (m) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment.

     Section 3.12. Absence of Certain Business Practices. Since January 1, 2001, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries (other than solely as a result of the knowledge of any individual who engages in such conduct), any officer, employee or agent thereof, or any other Person acting on either of their behalf, has, directly or indirectly, given or agreed to give any payment, gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business or operations of the Company or any Subsidiary (or assist the Company or any Subsidiary in connection with any actual or proposed transaction relating to its business and operations) (i) that subjected or might have subjected the Company or any Subsidiary to any damage or penalty in any criminal or governmental litigation or proceeding or

(ii) that, in case of a payment made directly or indirectly to an official or employee of any government or of an agency or instrumentality of any government, constitutes an illegal bribe or kickback (or, if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a government or of an agency or instrumentality of a government, constitutes an illegal bribe, illegal kickback or other illegal payment under any law of the United States or under the law of any state that subjects the payor to a criminal penalty or the loss of a license or privilege to engage in a trade or business or the termination of a Customer Contract.

     Section 3.13. Environmental Matters.

          (a) (i) The Company and its Subsidiaries are in material compliance with all Environmental Laws (as defined below) and are subject to no continuing agreements, orders or judgments with respect to compliance with Environmental Laws (as defined below); (ii) neither the Company nor any of its Subsidiaries has received any written notices of material unremedied violations from any Governmental Entity, and there are no governmental investigations or audits, whether pending or, to the knowledge of the Company, threatened, with respect thereto, the violation of which could result in the imposition of a material fine, penalty, liability, cost or expense; and (iii) the Company and its Subsidiaries have obtained or made application and paid for all material permits, licenses, orders and approvals of governmental or administrative authorities that either are required by applicable Environmental Laws (as defined below) to permit it to carry on its business and operations in substantially the same manner as currently conducted and the Company and its Subsidiaries are in material compliance with the requirements set out in such permits, licenses, orders and approvals.

          (b) Neither the Company nor any of its Subsidiaries has used, stored, disposed or Released any Hazardous Material (as defined below), except for such use, storage, disposal or Releases as are in compliance in all material respects with Environmental Laws (as defined below).

          (c) Definitions.

     “Environmental Laws” means all applicable laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or protection of human health as it relates to Hazardous Materials, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

     “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature that, in each case, is regulated pursuant to any Environmental Law.

     “Release” means, with respect to any Hazardous Material, any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Materials into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

     Section 3.14. Insurance. Schedule 3.14 contains a list of all insurance policies held by, or maintained on behalf of, the Company or any Subsidiary, indicating for each policy the carrier, the insured, the type of insurance, the amounts of coverage and the expiration date. Except as set forth in Schedule 3.14, neither the Company nor any of its Subsidiaries has received any written notice of cancellation, material amendment or material dispute as to coverage with respect to any such policies.

     Section 3.15. Taxes. Except as set forth in Schedule 3.15:

          (a) (i) Each of the Company and its Subsidiaries has timely filed or caused to be filed with appropriate taxing authorities all domestic and foreign (whether national, federal, state, provincial, local or otherwise) Tax returns and reports required to be filed by or with respect to it and, as of the time of filing, such Tax returns and reports were true and complete in all material respects; (ii) each of the Company and its Subsidiaries has timely paid in full all Taxes shown as due on such returns and reports; (iii) the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all current Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements; and (iv) neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time in which to file any Tax return.

          (b) Except as set forth in Schedule 3.15(b), no material domestic or foreign (whether national, federal, state, provincial, local or otherwise) income or franchise Tax return or report or any other Tax return or report of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written or, to the knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company or any of its Subsidiaries. The Company has received no notice of deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any amount of Taxes due and owing by the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to any amount of Taxes by any taxing authority or any concluded litigation has been timely paid in full.

          (c) With respect to each of the Company and its Subsidiaries, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority.

          (d) No Liens for Taxes exist upon any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and Liens for Taxes that the Company or any of its Subsidiaries is contesting in good faith for which adequate reserves have been established.

          (e) None of the Company or any of its Subsidiaries is a party to or bound by any tax sharing or allocation agreement, tax indemnity obligation or any similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, gain recognition agreement or other agreement relating to Taxes with any taxing authority).

          (f) Neither the Company nor any of its Subsidiaries has executed or entered into with the Internal Revenue Service, or any taxing authority, a closing agreement pursuant to Section 7121 of the Code, or any similar provision of law, that will require any increase in the taxable income or alternative minimum taxable income, or any reduction in Tax credits, for any taxable period ending after the Closing Date.

          (g) None of the Company or any of its Subsidiaries was, at any time during a period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (h) None of the Company or any of its Subsidiaries has at any time since January 1, 1993 been a member of a Company Affiliated Group (as defined in Section 3.15(n), and none of the Company or any of its Subsidiaries has any liability for Taxes of any other Person that is not a Subsidiary of the Company under Treasury Regulation Section 1.1502-6 (or comparable provisions of foreign, state or local law), as a transferee or successor, by contract or otherwise.

          (i) Except as otherwise disclosed in the Filed SEC Documents, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (j) All Taxes that the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

          (k) There are not currently pending any claims made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns and reports, that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (l) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

          (m) Neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or any of its Subsidiaries or any affiliate thereof to make any payment of (1) any “excess parachute payment” for purposes of Sections 280G and

4999 of the Code and (2) any amount that would not be fully deductible pursuant to Section 162(m) of the Code.

          (n) As used in this Agreement, (i) “Taxes” shall include all (A) domestic and foreign (whether national, federal, state, provincial, local or otherwise) income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding, license, severance, stamp, premium, environmental, customs, duties, capital stock, unemployment, disability, registration, estimated, alternative, add-on minimum and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the types described in clause (B) or (C) and (ii) “Company Affiliated Group” means each group of which the Company or any of its Subsidiaries is or has been a member during a period for which such group filed a Tax return or report on an affiliated, combined, consolidated or unitary basis.

     Section 3.16. Intellectual Property.

          (a) The Company and its Subsidiaries own, free and clear of all Liens except Permitted Liens, or have valid licenses with respect to or otherwise have the right to use all the trademarks, service marks, trade names, brands, copyrights and patents, all applications for registration and registrations for such trademarks, copyrights and patents and all mask works, trade secrets, confidential and proprietary information, compositions of matter, formulas, designs, proprietary rights, software, know-how and processes owned by or licensed to or used by the Company or any of its Subsidiaries that are material to the conduct of the business of the Company and its Subsidiaries (collectively, the “Intellectual Property Rights”). To the Company’s knowledge, all the Intellectual Property Rights are valid, enforceable and in full force and effect. Attached to Schedule 3.16 is a list of all trademarks, copyrights, patents, trade names and service marks owned or licensed by the Company or any of its Subsidiaries, other than licenses to commercially available “off the shelf” software or other third-party software used by the Company or any of its Subsidiaries.

          (b) To the Company’s knowledge, none of the Company or any of its Subsidiaries has infringed upon or misappropriated any Intellectual Property Rights or other proprietary information of any other Person. Since January 1, 2000, with respect to such material infringement or misappropriation, none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation or other conflict (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property Rights of any other Person) that has not been settled or otherwise fully resolved. To the Company’s knowledge, no other Person has infringed upon or misappropriated any Intellectual Property Rights of the Company or any of its Subsidiaries.

     Section 3.17. Property. Neither the Company nor any of its Subsidiaries own any real property. Schedule 3.17 contains a true and complete list of each real property lease for premises occupied by the Company or any of its Subsidiaries other than any such lease that arises from or in connection with a Customer Contract, identifying the location, landlord, annual rental, expiration date and any options to renew. Except as set forth on Schedule 3.17, the Company and each of its Subsidiaries has a valid leasehold interest in and to the real and material personal property leased by it, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except Permitted Liens.

     Section 3.18. Takeover Provisions and Statutes. The Board of Directors of the Company has taken all actions necessary to exempt this Agreement, the Transactions or the other transactions contemplated hereby from all applicable takeover and supermajority provisions of the Company’s Articles of Incorporation and Bylaws and from California law. No other provision in any organizational document or agreement of the Company or any Subsidiary nor any other state takeover or similar statute or regulation is applicable to this Agreement and the Transactions or the other transactions contemplated hereby.

     Section 3.19. Vote Required. The Company Shareholder Approval is the only vote or consent of the holders of any class or series of Company capital stock, Company Stock Option or Company Warrant necessary to approve the Merger except that that if the Company seeks Company Shareholder Approval after Merger Sub acquires more than 50% of the voting power of the Company, then (a) this Agreement and the Agreement of Merger must comply with Section 1101(e) of the CGCL and (b) the consent of all shareholders may be required for the Merger Consideration to be paid in cash unless the California Department of Corporations has approved the terms and conditions of the Merger and the fairness of the terms and conditions pursuant to Section 25142 of the CGCL.

     Section 3.20. No Discussions. None of the Company or any of its Subsidiaries or Representatives is engaged, directly or indirectly, in any discussion or negotiations with any other Person relating to any Takeover Proposal or any inquiry or indication of interest that could lead to a Takeover Proposal.

     Section 3.21. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor, finder or other similar Person, other than Houlihan Lokey Howard & Zukin Capital and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (together, “Houlihan”), the fees and expenses of which shall be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Compass true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

     Section 3.22. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Houlihan, substantially to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Company’s shareholders is fair to the Company’s shareholders from a financial point of view, a copy of which opinion has been delivered to Compass.

     Section 3.23. Company Business. The Company owns no assets and conducts no business outside of the continental United States.

     Section 3.24. Information Supplied.

          (a) The Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date of its filing with the SEC and the date it is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that Compass and Merger Sub will supply, or that will be supplied on behalf of Compass or Merger Sub, for use in the Offer Documents. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

          (b) The information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Offer Documents will not, on the date the Offer Documents are filed with the SEC or on the date the Offer Documents are first published, sent or given to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.25. Transactions with Affiliates. Except as set forth in the SEC Documents filed prior to the date hereof, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K of the SEC.

     Section 3.26. Absence of Indemnifiable Claims, Etc. There are no pending claims and, to the knowledge of the Company, no facts that would reasonably entitle any director, officer or employee of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable law, the Articles of Incorporation or Bylaws of the Company or its Subsidiaries or any insurance policy maintained by the Company or its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPASS AND MERGER SUB

     Compass and Merger Sub represent and warrant to the Company as follows:

     Section 4.1. Organization. Each of Compass and Merger Sub is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority to carry on its business as now being conducted.

     Section 4.2. Authority; Noncontravention. Compass and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Compass and Merger Sub, the consummation by Compass and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Compass and Merger Sub and no other corporate proceedings on the part of Compass or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Compass and Merger Sub and constitutes a valid and binding obligation of Compass and Merger Sub enforceable against Compass and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights and general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Compass under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the articles of organization or bylaws or similar organizational documents of Compass or Merger Sub, (ii) any Contract to which Compass or Merger Sub is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Compass or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually and in the aggregate, would not reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Compass or Merger Sub in connection with the execution and delivery of this Agreement by Compass and Merger Sub and the consummation by Compass and Merger Sub of the transactions contemplated hereby and thereby or the compliance with the provisions hereof or thereof, except for (1) the filing of the Articles of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (2) the filing of the Offer Documents with the SEC and (3) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually and in the aggregate, would not impair in any material respect the ability of Compass or Merger Sub to perform its obligations under this Agreement or prevent, or materially impede or delay the consummation of any of the transactions contemplated by this Agreement.

     Section 4.3. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

     Section 4.4. Financial Capability. Compass has available sufficient funds to purchase, or permit Merger Sub to purchase, all shares of the Company Common Stock validly tendered into and not withdrawn from the Offer, to permit Compass and Merger Sub to consummate the Transactions and to pay the Merger Consideration and all associated costs and expenses and to permit Compass and Merger Sub to comply with all of the covenants of this Agreement to be performed by such parties.

     Section 4.5. Director Recommendations. The Board of Directors of Compass (or a duly authorized committee) has duly and adopted resolutions that are still in full force and effect as of the date hereof approving and declaring advisable the Offer, the Merger, this Agreement and the Transactions. The Board of Directors and sole stockholder of Merger Sub have adopted resolutions approving the Offer, the Merger, this Agreement and the Transactions.

     Section 4.6. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor, finder or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Compass or Merger Sub.

     Section 4.7. No Untrue Representation; Information Supplied.

          (a) The Offer Documents will not, on the date filed with the SEC and first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Compass and Merger Sub make no representation or warranty with respect to any information that the Company will supply, or that will be supplied on the Company’s behalf, for use in the Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the regulations thereunder.

          (b) The information supplied or to be supplied in writing by or on behalf of Compass or Merger Sub for inclusion in the Schedule 14D-9 (and any amendments or supplements thereto) will not, on the date the Schedule 14D-9 is filed with the SEC and is first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 5.1. Conduct of Business.

          (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except (i) as consented to in writing by Compass, (ii) as expressly contemplated or permitted by this Agreement, (iii) as expressly provided for in the Company’s fiscal 2004 budget, a true and correct copy of which has been provided to Compass and is attached to Schedule 5.1 (the “2004 Budget”) or (iv) as disclosed in Schedule 5.1 (with specific reference to the Subsection of this Section 5.1 to which the information stated in such disclosure relates), the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and comply with all applicable laws, rules and regulations and, to the extent consistent therewith, use their commercially reasonable efforts to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them in all material respects; provided, however, that the Company shall not be obligated to make any material expenditures under any Customer Contracts that are not required by such Customer Contract in order to preserve any such Customer Contract. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:

     (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (B) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, (C) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or (D) liquidate or merge with any Subsidiaries of the Company;

     (ii) issue, deliver, sell, pledge or otherwise encumber any             shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible securities or any stock appreciation rights or other rights that are linked to the price of Company Common Stock (other than the issuance of shares of Company Common Stock upon the exercise of Company Warrants or Company Stock Options pursuant to the Benefit Plans that are in existence on the date of this Agreement);

     (iii) amend its articles of incorporation or bylaws (or similar organizational documents);

     (iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) any assets other than purchases of assets in the ordinary course of business consistent with past practice, including capital expenditures permitted under other subsections;

     (v) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (except for purchase money security interests and other Liens arising in the ordinary course of business, including Liens under the Senior Credit Agreement) or otherwise dispose of any of its properties or assets or any interest therein, except sales of (A) inventory and obsolete assets in the ordinary course of business consistent with past practice and (B) immaterial assets in the ordinary course of business consistent with past practice (but specifically excluding joint venture investments);

     (vi) (A) repurchase, accelerate, prepay or incur any indebtedness or guarantee any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice and other than borrowings under the Senior Credit Agreement, provided that Net Indebtedness, including the debt owing to ING Capital LLC or pursuant to capital leases (calculated using the accounting practices traditionally used by the Company and its Subsidiaries), shall not exceed $9,900,000 as of the Specified Date, (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than any direct or indirect wholly owned Subsidiary of the Company, or (C) enter into any hedging agreement or other financial agreement or arrangement designed to protect the company against fluctuations in commodities prices or current exchange rates, except agreements or arrangements in respect of contractual commitments of the Company entered into in the ordinary course of business consistent with past practice;

     (vii) incur or commit to incur any capital expenditures in excess of $50,000 individually, or $100,000 in the aggregate, whether by acquisition or internal investment, or any obligations or liabilities in connection therewith, other than capital expenditures that are reflected on the Company’s 2004 Budget;

     (viii) pay, discharge, settle or satisfy any claims (including claims of shareholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $50,000 (net of any insurance proceeds) in the aggregate other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of trade payables and other similar liabilities and of claims, liabilities or obligations reflected, reserved against or otherwise disclosed in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves or as otherwise disclosed) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

     (ix) (A) grant to any employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries any increase in compensation or pay any bonus, other than in the ordinary course of business consistent with past practice, (B) establish any program for or grant to any employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries any increase in severance or termination pay, (C) establish, adopt, enter into or amend any Pension Plan, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, (E) take any action to accelerate or increase any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any Pension Plan or Benefit Plan, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Benefit Plan or Pension Plan, other than pursuant to the provisions of Section 6.7 hereof, including any payment of cash pursuant thereto or (F) amend or modify or grant any Company Stock Option or Company Warrant, in each case above other than (1) changes that are required by applicable law, (2) to satisfy obligations existing as of the date hereof or (3) any amendments that may be necessary to complete the cancellation and settlement of the Company Stock Options, as described in Section 6.6;

     (x) fail to maintain existing insurance at levels substantially comparable to current levels or otherwise in a manner inconsistent with past practice, except to the extent available coverage changes in connection with any insurance renewals;

     (xi) transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company and its Subsidiaries;

     (xii) enter into or amend any agreements pursuant to which any Person is granted marketing, manufacturing or other rights with respect to any material Company product, process or technology;

     (xiii) enter into or amend any contract or other agreement, whether written or oral, that (A) contains any guarantees as to the Company’s or any Subsidiary’s future revenues or (B) obligates the Company to purchase a material amount of goods or supplies and is not terminable on 90 days’ notice or less except for any capital expenditures permitted under another subsection;

     (xiv) extend, renew, amend or otherwise modify any Material Contract;

     (xv) obtain any real property, whether through acquisition, lease, sublease or otherwise, other than in the ordinary course of business consistent with past practice in connection with contracts with customers;

     (xvi) hire in excess of that number of additional employees required in the good faith judgment of the Company;

     (xvii) except insofar as may be required by a change in GAAP or changes in applicable law, make any changes in accounting methods, principles or practices;

     (xviii) take any action that would reasonably be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Offer or the Merger not being satisfied (unless such action is expressly permitted by this Agreement); or

     (xix) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

          (b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) timely file all Tax returns (“Post-Signing Returns”) required to be filed by or with respect to each such entity; (ii) timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable through the Effective Time by such entity for which no Post-Signing Return is due prior to the Effective Time; (iv) promptly notify Compass of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax, the nonpayment of which would be reasonably likely to have a Material Adverse Effect, and not settle or compromise any such Action in excess of $50,000 without Compass’s consent; and (v) not make any material Tax election without Compass’s consent, which consent shall not be unreasonably withheld or delayed.

          (c) Advice of Changes; Filings. The Company shall, subject to Section 5.1(d), (i) confer with Compass on a regular and frequent basis to report on operational matters of materiality and the general status of ongoing operations, which shall in no event give Compass or Merger Sub, directly or indirectly, the rights to control or direct the Company’s operations before the Specified Date, (ii) use commercially reasonable efforts to promptly advise Compass orally and in writing of any change or event that would reasonably be expected to have a Material Adverse Effect and (iii) timely make all required filings with the SEC or any other Governmental Entity. The Company and Compass shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. The Company will promptly furnish Compass with copies of all filings and correspondence with or from the SEC or any other Governmental Entity that are germane to the transactions contemplated by this Agreement.

          (d) No Disclosure. Notwithstanding Section 5.1(c), with respect to any business in which Compass and the Company (or any of their respective Subsidiaries) compete with each other, the Company shall not provide to Compass or Merger Sub information (in documentary or other form) that outside counsel to the Company (after consultation with outside counsel to Compass) determines should not be exchanged because of the competitive sensitivity of the information.

          Section 5.2. No Solicitation.

          (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, (i) solicit, initiate or encourage (or, with respect to Representatives who are nonsalaried employees of the Company, knowingly encourage), or take any other action to facilitate (or, with respect to Representatives who are nonsalaried employees of the Company, intentionally facilitate), any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any Person with respect to, any Takeover Proposal; provided that at any time prior to the Specified Date, the Board of Directors of the Company may, in response to a Superior Proposal (as defined below) or a bona fide Takeover Proposal that such Board of Directors determines in good faith is reasonably likely to lead to a Superior Proposal (a “Likely Superior Proposal”), in each case that was unsolicited, and subject to compliance with Section 5.2(c), (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Superior Proposal or Likely Superior Proposal (and its representatives) pursuant to a customary confidentiality agreement (which confidentiality agreement contains terms that are no less favorable to the Company than the terms of the Confidentiality Agreement dated December 2, 2003, between Compass and the Company (as it may be amended from time to time, the “Confidentiality Agreement”)), provided that all such information is provided on a prior or substantially current basis to Compass; and (y) participate in discussions or negotiations with the Person making such Superior Proposal or Likely Superior Proposal (and its representatives) regarding such Superior Proposal or Likely Superior Proposal.

     For purposes of this Agreement, “Superior Proposal” means any offer not solicited by the Company, or any Subsidiary or Representative thereof (provided that any offer made by any third party contacted by the Company’s Representative in connection with a market check shall not be deemed to have been solicited so long as no contacts with such party were made by the Company, or any Subsidiary or Representative thereof, after February 1, 2004) made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction that would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries and otherwise on terms that the Board of Directors of the Company determines in good faith (following receipt of the advice of a financial advisor of nationally recognized reputation) to be more favorable to the holders of Company Common Stock than the terms of the Offer taking into account any changes to the terms of this Agreement proposed in writing by Compass in response to any Superior Proposal or otherwise.

     For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Compass or Sub) the approval or recommendation by such Board of Directors or any such committee of this Agreement, the Offer or the Merger, (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (each, an “Acquisition Agreement”) constituting or related to, or that is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a) entered into under the circumstances referred to in such Section or (iv) agree or resolve to take any of the actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, at any time prior to the Specified Date, the Board of Directors of the Company may, in response to a Superior Proposal, withdraw or modify the recommendation by such Board of Directors of this Agreement, the Offer or the Merger or terminate this Agreement, if such Board of Directors determines in good faith (after taking into account any changes to the terms of this Agreement proposed in writing by Compass in response to such Superior Proposal and after consultation with counsel) that failure to do so would be a breach by the Company’s Board of Directors of its fiduciary duties to the Company’s shareholders (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to such Superior Proposal), but only at a time that is prior to the Specified Date and is after the third business day following Compass’s receipt of written notice advising Compass that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly (and in any event within 24 hours) advise Compass orally and in writing of any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such request, Takeover Proposal or inquiry. The Company shall promptly keep Compass informed in all material respects of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

          (d) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would violate applicable law; provided, however, that, except as set forth in Section 5.2(b), in no event shall the Board of Directors of the Company or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement, the Offer or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal.

ARTICLE VI
ADDITIONAL AGREEMENTS

     Section 6.1. Preparation of the Proxy Statement; Company Shareholders Meeting.

          (a) If the adoption of this Agreement by the Company’s shareholders is required by law or the Company’s Articles of Incorporation or Bylaws, the Company and Compass shall, as promptly as practicable following the expiration of the Offer, prepare and file the Proxy Statement with the SEC. The Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable following the expiration of the Offer. The Company shall promptly notify Compass upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Compass with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Compass an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Compass and (iii) shall not file or mail such document or respond to the SEC prior to receiving Compass’s approval, which approval shall not be unreasonably withheld or delayed.

          (b) If the adoption of this Agreement by the Company’s Shareholders is required by law or the Company’s Articles of Incorporation or Bylaws, the Company shall, as promptly as practicable following the acceptance of Shares for purchase pursuant to this Agreement, establish a record date (which will be as promptly as reasonably practicable following the expiration of the Offer) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval. Subject to Section 5.2(b), the Company shall, through its Board of Directors, recommend to its shareholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by (x) the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal or (y) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board’s or committee’s approval or recommendation of the Offer, the Merger or this Agreement. Notwithstanding the foregoing, if Merger Sub or any other Subsidiary of Compass shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without the Company Shareholders Meeting in accordance with Section 1110 of the CGCL.

          (c) Compass agrees to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Compass or any Subsidiary of Compass to be voted in favor of the Company Shareholder Approval.

     Section 6.2. Access To Information; Confidentiality. Except as required by applicable law and as otherwise provided in Section 5.1(d), the Company shall, and shall cause each of its Subsidiaries to, upon reasonable advance notice by Compass to the Company, afford to Compass, and to Compass’s officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, reasonable and reasonably prompt access during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement to all their respective properties, assets, books, contracts, commitments, Representatives and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, make available to Compass on a prompt basis (a) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (b) all other information concerning its business, properties and personnel as Compass may reasonably request (including access to, but not copies of, the work papers of Deloitte & Touche LLP or any prior auditors). Notwithstanding the foregoing, the Company shall not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) result in the disclosure of any trade secrets of third parties protected by a fully executed written agreement, a copy of which shall be promptly provided to Compass upon request, (ii) violate any obligation of the Company with respect to confidentiality arising pursuant to a fully executed written agreement with a customer or supplier of the Company, a copy of which shall be promptly provided to Compass upon request (provided that such information may not be withheld if the applicable confidentiality agreement permits the information to be disclosed to a third party that agrees in writing to keep such information confidential, and Compass does so) or (iii) except as otherwise provided in the Confidentiality Agreement, jeopardize protections afforded the Company under the attorney-client privilege or the attorney-work-product doctrine. Except as required by law, Compass will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

     Section 6.3. Additional Actions; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, that are necessary to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, including the following: (x) the taking of all acts necessary to cause the conditions to the Offer and the Merger to be satisfied, (y) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, as promptly as reasonably practicable, and in any event, within 15 business days after the date hereof, and (z) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any provision of the Company’s Articles of Incorporation, Bylaws or any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Transactions or the other transactions contemplated hereby or thereby, take all acts necessary to ensure that this Agreement, the Transactions or the other transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such provision, statute or regulation on this Agreement, the Transactions or the other transactions contemplated hereby or thereby. The Company and Compass shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any such waivers, consents, approvals, orders and authorizations, including, without limitation: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement (except such communications that counsel to the Company advises the Company are privileged under the attorney-client privilege or similar privilege), (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or material proposed oral) communication with any Governmental Entity, (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate, (iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement, the Offer and the Merger and (v) furnishing the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity, and that is not of a privileged nature or that contains competitively sensitive information.

          (b) The Company shall give prompt notice to Compass, and Compass shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition agreement to be complied with or satisfied by it under this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 6.4. Indemnification and Insurance.

          (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in their respective articles of incorporation or bylaws (or similar organizational documents) and any indemnification agreement in effect between the Company and any Indemnified Party shall be assumed and continued by the Surviving Corporation and Compass in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s articles of incorporation and bylaws on the date of this Agreement, and, during the period commencing on the Specified Date and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Party. Notwithstanding any other provisions in any such articles of incorporation or bylaws to the contrary, any Indemnified Party who is an officer or director of the Company as of the date hereof will provide notice to the Surviving Corporation and Compass of any third-party claim that may give rise to an indemnity obligation, and the Surviving Corporation and Compass shall have the ability to participate in the defense of any such claim.

          (b) Compass shall not effect, or cause the Company to effect, any change in the Company’s directors’ and officers’ liability insurance policy during the period beginning with the Specified Date and ending as of the Effective Time. For six years after the Effective Time, Compass shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and in amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided, however, that (i) Compass may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 6.4(b) and (ii) in no event shall Compass be required to pay annual premiums for insurance under this Section 6.4(b) in excess of 200% of the amount of the annual premiums paid by the Company for 2003 for such purpose, which 2003 premiums are identified in Schedule 6.4(b), it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Compass shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount.

          (c) This Section 6.4 shall survive the acquisition of shares of Company Common Stock pursuant to the Offer and shall also survive consummation of the Merger and the Effective Time. This Section 6.4 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Compass and the Surviving Corporation.

     Section 6.5. Fees and Expenses.

          (a) Except as set forth in Section 6.5(b) and (c), all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) In the event that:

     (i) (A) first, a Takeover Proposal shall have been publicly proposed or announced or any Person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, thereafter (B) this Agreement is terminated by either Compass or the Company pursuant to Section 8.1(b)(i) and (C) within 12 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal; or

     (ii) this Agreement is terminated by Compass pursuant to Section 8.1(c) or by the Company pursuant to Section 8.1(f),

then the Company shall pay Compass a fee equal to $1,500,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Compass in the case of a payment as a result of any event referred to in Section 6.5(b)(i), upon the consummation of the transaction constituting a Takeover Proposal, and in the case of payment as a result of any event referred to in Section 6.5(b)(ii), promptly, but in no event later than the date of such termination. For purposes of Section 6.5(b), a “Takeover Proposal” shall have the meaning assigned to such term in Section 5.2(a), except that references to “20%” in such definition shall be deemed to be references to “50%”. The parties acknowledge that the agreements contained in this Section 6.5(b) and in Section 6.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 6.5(b) or Section 6.5(c) and, in order to obtain such payment, Compass commences a suit that results in a judgment against the Company for the amounts set forth in this Section 6.5(b) or Section 6.5(c), the Company shall pay to Compass interest on the amounts set forth in this Section 6.5(b) or Section 6.5(c), at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made and all of Compass’s costs and expenses (including reasonable attorneys’ fees) of bringing such suit.

          (c) In addition, the Company shall reimburse Compass and Merger Sub for all their expenses actually and reasonably incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (i) in the event this Agreement is terminated in the circumstances described in Section 6.5(b)(i) upon the consummation of the transaction constituting a Takeover Proposal, (ii) in the event this Agreement is terminated in the circumstances described in Section 6.5(b)(ii), or (iii) if this Agreement is terminated pursuant to Section 8.1(d), promptly, but in no event later than the date of such termination; provided, that the aggregate amount of such reimbursement together with the Termination Fee shall not exceed $1,700,000. All payments made pursuant to this Section 6.5(c) shall be made by wire transfer of same day funds to an account designated by Compass.

     Section 6.6. Company Stock Options, Company Warrants and Restricted Stock.

          (a) Upon payment by Merger Sub for shares of Common Stock pursuant to the Offer, each holder of a Company Stock Option that will terminate on the Specified Date pursuant to Section 6.2 of the Company’s 1997 Stock Option Plan or Section 19 of the Company’s 2001 Stock Option Plan, as applicable, whether or not such Company Stock Option is exercisable on the Specified Date, shall be entitled to receive, in cancellation and full settlement of the Company Stock Option, an amount equal to the product of (i) the number of shares of Company Common Stock for which the Company Stock Option is exercisable and (ii) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock provided for in the Company Stock Option (the “Option Consideration”), if such product is a positive number. At the Effective Time, the Company shall pay (or cause to be paid, as the case may be) the Option Consideration in cash to each holder of a Company Stock Option to whom the Option Consideration is payable. The Company shall take such other actions available under the Company Stock Plans to effect the cancellation of all Company Stock Options. The

Company agrees to use commercially reasonable efforts to obtain consents from the holders of such Company Stock Options to their cancellation to the extent Compass determines such consents to be advisable.

          (b) Upon payment by Merger Sub for shares of Common Stock pursuant to the Offer, each Company Warrant outstanding immediately prior to the Specified Date, whether or not then exercisable, shall be converted into an obligation of the Surviving Corporation to pay upon exercise thereof, and a right of each holder thereof to receive in full satisfaction of such Company Warrant, cash in an amount equal to the product of (i) the number of shares of Company Common Stock for which the Company Warrant is exercisable and (ii) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock provided for in the Company Warrant (the “Warrant Consideration”), if such product is a positive number. As soon as practicable following payment by Merger Sub for shares of Common Stock pursuant to the Offer, but no later than the Effective Time, the Company shall pay (or cause to be paid, as the case may be) the Warrant Consideration in cash to each holder of a Company Warrant to whom the Warrant Consideration is payable. The Company shall take such other actions necessary to effect the cancellation of all Company Warrants. The Company agrees to use commercially reasonable efforts to obtain consents from the holders of such Company Warrants to their cancellation to the extent Compass determines such consents to be advisable.

          (c) Notwithstanding any provision in any granting agreement or other document to the contrary, all restrictions on shares of restricted Company Common Stock granted under any company incentive plans shall lapse at the Specified Date, and the holder of such restricted Company Common Stock shall be entitled to tender such shares in the Offer or receive for each share of restricted Company Common Stock, in cancellation and full settlement of such share, the Merger Consideration.

     Section 6.7. Benefits Matters.

          (a) Except as otherwise provided herein, from and after the Effective Date (but for no longer than a 12-month period), the Surviving Corporation shall continue to honor in accordance with their respective terms the Benefit Plans, Pension Plans and all of the Company’s other employee benefit, compensation, employment, severance and termination agreements, plans and policies, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). Closing will not affect the Benefit Plans and Pension Plans offered to employees of the Company as of the date of this Agreement. If the Surviving Corporation or Compass terminates any or all of such Benefit Plans and Pension Plans after Closing, the Surviving Corporation will offer employees of the Surviving Corporation benefits that are comparable to those offered under such Benefit Plans and Pension Plans.

          (b) Nothing contained in this Section 6.7 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Company employee or any change in the employee benefits available to any individual Company employee or the amendment or termination of any particular Benefit Plan, Pension Plan or other employee benefit plan, program, policy or arrangement to the extent permitted by its terms as in effect immediately prior to the Specified Date.

          (c) During the period from the date of this Agreement to the Effective Time, the Company will permit no discounted purchases of Company Common Stock with director fees or deferred compensation for Company Directors.

     Section 6.8. Public Announcements. Subject to applicable securities and other laws, Compass and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. Subject to applicable securities and other laws, the parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form and at the time agreed to by the parties.

     Section 6.9. Directors.

          (a) Promptly upon the acceptance for payment of, and payment by Merger Sub for at least 49.9% of the shares of Company Common Stock pursuant to the Offer and Section 1.1 of this Agreement, Merger Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) such number of shares of Company Common Stock so accepted for payment and paid for by Merger Sub bears to (B) the number of such shares outstanding, and the Company shall, at such time, cause Merger Sub’s designees to be so elected; provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors of the Company shall have at least a sufficient number of independent directors to comply with Nasdaq rules in effect from time to time (the “Independent Directors”); provided, further that, in such event, if the number of Independent Directors shall be reduced below the number required by Nasdaq rules for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate Persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate a sufficient number of Persons to fill such vacancies who are not officers, shareholders or affiliates of the Company, Compass or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Compass necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub’s designees). In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Board of Directors of the Company as provided above.

          (b) Prior to the Effective Time, the Company shall cause each member of its Board of Directors, other than Merger Sub’s designees, to execute and deliver a letter effectuating his or her resignation as a director of such Board of Directors effective immediately prior to the Effective Time.

     Section 6.10. Fairness Hearing. In the event that Merger Sub elects to file a Permit Application pursuant to Section 1.1(b)(z)(ii)(B), Compass and the Company shall prepare the Permit Application and cause it to be filed with the California Commissioner and shall request a Fairness Hearing. Each of Compass, Merger Sub and the Company shall use all commercially reasonable efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at the Fairness Hearing; provided that none of the parties to this Agreement shall be obligated to amend this Agreement to change the Merger Consideration. The Company shall provide and include in the Permit Application such information relating to the Company as may be required pursuant to the rules of the California Commissioner, including a copy of the fairness opinion and valuation reports received by the Company in connection with the Merger. The Permit Application shall also include the recommendation of this Agreement, the Offer and the Merger by the Board of Directors of the Company.

ARTICLE VII
CONDITIONS PRECEDENT

     Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained if required by applicable law.

          (b) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect; provided, however, that, prior to invoking this provision, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered.

          (c) Purchase of Shares in the Offer. Merger Sub shall have previously accepted for payment and paid for the shares of Company Common Stock tendered pursuant to the Offer.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

     Section 8.1. Termination. This Agreement may be terminated, and the Offer and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained:

          (a) by mutual written consent of Compass, Merger Sub and the Company;

          (b) by either Compass or the Company:

     (i) if (A) as a result of the failure of any of the conditions to the Offer set forth in Annex I, the Offer shall have terminated or expired in accordance with its terms without Merger Sub, in accordance with this Agreement, having accepted for payment any Shares pursuant to the Offer within the time period for acceptance specified by this Agreement or (B) Merger Sub, in accordance with this Agreement, shall not have accepted for payment any Shares pursuant to the Offer by the business day after the Final Expiration Date (provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of or failure to fulfill any obligation under this Agreement has been a principal reason the Offer has not been consummated by such date); or

     (ii) if any Governmental Entity shall have issued an order, injunction or other decree or ruling or taken any other action enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Company Common Stock pursuant to the Offer or the Merger.

          (c) by Compass if the Board of Directors of the Company or any committee thereof shall have (i) withdrawn the recommendation of such Board of Directors of this Agreement, the Offer or the Merger or modified such recommendation in a manner adverse to Compass or Merger Sub or (ii) failed to confirm its recommendation to the Company’s shareholders that they accept the Offer and give the Company Shareholder Approval within ten business days after a written request by Compass that it do so if such request is made following the making of a Takeover Proposal, provided that Compass may not make more than one such request in respect of a Takeover Proposal unless such proposal has been materially modified;

          (d) prior to the Specified Date by Compass (i) if the Company has breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in paragraphs 3(c), 3(d), 3(e) of Annex I, which breach has not been or is incapable of being cured by the Company within 10 business days after its receipt of written notice thereof from Compass, or (ii) if any suit, action or proceeding set forth in paragraph 3(a) of Annex I shall have prevailed and become final and nonappealable;

          (e) prior to the Specified Date by the Company if any of Compass’s representations and warranties contained in this Agreement shall not be true and correct, except for such failures to be true and correct that (without giving effect to any limitation as to

“materiality” set forth therein), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, which failure has not been or is incapable of being cured by Compass within 10 business days after its receipt of written notice thereof from the Company; or

          (f) by the Company prior to the Specified Date in accordance with Section 5.2(b) subject to compliance by the Company with the notice provisions herein and payment of the Termination Fee and expense reimbursement provided for in Section 6.5.

          (g) by the Company if Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within six business days after the date of this Agreement;

          (h) by the Company if (i) any material covenant of Compass or Merger Sub contained in this Agreement shall have been breached, (ii) the Company shall have delivered to Compass written notice of the breach in such covenant and (iii) at least 10 business days shall have elapsed since the date of delivery of such written notice to Compass and such breach shall not have been cured in all material respects.

     Section 8.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Compass as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Compass, Merger Sub or the Company, other than the provisions of the last sentence of Section 6.2, Section 6.5, this Section 8.2 and Article IX; provided that no such termination shall relieve any party hereto from any liability or damages resulting from a willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

     Section 8.3. Amendment. This Agreement may be amended by the parties hereto at any time by an instrument in writing, whether before or after the Company Shareholder Approval has been obtained; provided that, after the Specified Date, no amendment shall be made that decreases the Merger Consideration and, after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by shareholders or shareholders of the parties without the further approval of such shareholders or shareholders. Following the election or appointment of Merger Sub’s designees pursuant to Section 6.9 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company’s rights or remedies under this Agreement or (iii) extend the time for performance of Compass and Merger Sub’s respective obligations under this Agreement.

     Section 8.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by shareholders or shareholders of the parties without the further approval of such shareholders or shareholders.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX
GENERAL PROVISIONS

     Section 9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

     Section 9.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Compass or Merger Sub, to:

Compass Group USA Investments, LLP
c/o Compass Group USA, Inc.
2400 Yorkmont Road
Charlotte, North Carolina 28217
Fax: (704) 329-4010
Attention: General Counsel

     with a copy to:

Helms Mulliss & Wicker, PLLC
201 North Tryon Street
Charlotte, North Carolina 28202
Fax: (704) 343-2300
Attention: Boyd C. Campbell, Jr.

     if to the Company, to:

Creative Host Services, Inc.
16955 Via del Campo
Suite 100
San Diego, CA 92127
Fax: (858) 675-7720
Attention: Sayed Ali, Chief Executive Officer

     with a copy to:

Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-1909
Fax: (858) 550-6420
Attention: Barbara L. Borden and
Jeremy D. Glaser

     Section 9.3. Definitions. For purposes of this Agreement:

          (a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          (b) “business day” means any day other than a Saturday, Sunday or U.S. federal holiday.

          (c) The phrases “to the Company’s knowledge,” “known to the Company” and similar formulations mean the actual knowledge of Sayed Ali, Tasneem Vakharia or Michael Zybala after conducting a reasonable investigation concerning the existence of such fact or other matter. For the avoidance of doubt, if any such Person has not conducted a reasonable investigation with respect to a representation or warranty qualified “to the Company’s knowledge” or a similar formulation, such representation or warranty shall be deemed not so qualified.

          (d) “Material Adverse Effect” means any state of facts, change, inaccuracy, development, effect, event, violation, condition, circumstance or occurrence (considered together with all other matters that would constitute a breach of the representations and warranties of the Company set forth in the Agreement, disregarding any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) that is materially adverse to (i) the business, condition, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its material obligations under the Agreement, other than adverse changes resulting from (w) general national, international or regional economic, financial or market conditions, (x) conditions, circumstances or changes affecting the food-service industry in general and not the Company and its Subsidiaries specifically, (y) any change in accounting requirements or principles or any change in applicable law, rules or regulations or interpretation thereof or (z) any adverse effect that results from the commencement or pendency of the Offer, the Merger or any of the other transaction contemplated by the Agreement (which shall in no event include the Company’s failure to obtain any third-party consent to the transactions contemplated by this Agreement); provided, however, notwithstanding the foregoing, if Section 3.3 (as qualified by Schedule 3.3) is inaccurate and in connection with such inaccuracy there are or could reasonably be one or more claims against Compass involving in excess of 50,000 shares of Company Common Stock (or securities exercisable for or convertible into in excess of 50,000 shares of Company Common Stock), a Material Adverse Effect on the Company shall be deemed to have occurred.

          (e) “Net Indebtedness” means with respect to the Company and its Subsidiaries, (i) all indebtedness for borrowed money (both long-term and short-term), plus (ii) all leases that have been, or should be, in accordance with United States generally accepted accounting principles, recorded as capitalized leases (including capitalized leases identified on Schedule 3.9(d)), minus (iii) all cash, cash equivalents and marketable securities.

          (f) “Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity.

          (g) “Representative” means any officer, director, employee, attorney, accountant, investment banker, agent, advisor or representative of the Company or any of its Subsidiaries.

          (h) a “Subsidiary” of another Person means an entity in which such Person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at lease a majority of the members of such entity’s board of directors or other governing body or (ii) at least 50% of the outstanding equity or financial interests of such entity.

     Section 9.4. Interpretation. When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

     Section 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other agreements referred to in this Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter of hereof and thereof. Except for the provisions of Section 6.4 and Section 6.6, this Agreement is not intended to and does not confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights, benefits or remedies of any nature whatsoever.

     Section 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable conflict-of-laws principles.

     Section 9.8. Disclosure Schedules. The Schedules to this Agreement shall be arranged in separate parts corresponding to the numbered and lettered Sections in Article III, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section in Article III, and shall not be deemed to relate to or to qualify any other representation or warranty.

     Section 9.9. Safe Harbor. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement related to the transactions contemplated hereby, the parties and their respective representatives (and representatives, employees and agents of such representatives) may disclose to any and all Persons the Tax treatment and Tax structure of consummated transactions contemplated hereby and all materials of any kind (including opinions or other Tax analysis) that are provided to the parties and their representatives relating to such Tax treatment and Tax structure, all as permitted by applicable law and as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii) and nothing contained in this Agreement shall be deemed to limit any such disclosure; provided, however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws. The preceding disclosure authorization shall not affect, or prevent any Person from asserting, any attorney-client privilege, work-product doctrine or other applicable privilege or defense against disclosure of such information.

     Section 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned, in whole or in part by any party without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Compass or to any direct or indirect wholly owned Subsidiary of Compass. No such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     Section 9.11. Specific Performance. The parties recognize that in the event that a party should refuse to perform any provisions of this Agreement, monetary damages alone will not be adequate. The parties shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, all of the parties hereby waive the defense that there is an adequate remedy at law and any requirement for bond or other security in connection therewith.

     Section 9.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature page follows.]

     IN WITNESS WHEREOF, Compass, Merger Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

COMPASS GROUP USA INVESTMENTS, LLP

By:	/s/ Tom Ondrof

Name:	Tom Ondrof

Title:	Authorized Representative

YORKMONT FIVE, INC.

By:	/s/ Tom Ondrof

Name:	Tom Ondrof

Title:	Chief Financial Officer

CREATIVE HOST SERVICES, INC.

By:	/s/ Sayed Ali

Name:	Sayed Ali

Title:	President/CEO

S-1

ANNEX I

CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or the Agreement to which this Annex I is attached, and in addition to (and not in limitation of) Merger Sub’s rights to extend and amend the Offer (subject to the provisions of the Agreement), and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Merger Sub’s obligation to pay for or return tendered shares after termination of the Offer, Merger Sub shall not be required to accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer and may terminate the Offer and the Agreement, if

(1) the Minimum Tender Condition (as defined below) or the Revised Minimum Number, as applicable, has not been satisfied. The phrase “Minimum Tender Condition” means that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with any shares of Company Common Stock beneficially owned by Compass, Merger Sub, or any of their affiliates, would represent 90% of the issued and outstanding Company Common Stock determined on a fully diluted basis on the date of purchase;

(2) there shall be in effect any voluntary agreement between Compass and the United States Federal Trade Commission or the United States Department of Justice pursuant to which Compass has agreed not to accept for payment shares of Company Common Stock pursuant to the Offer for any period of time; or

(3) at any time after the date of the Agreement, and before acceptance for payment of any shares of Company Common Stock, Compass shall have determined in its reasonable good faith discretion that any of the following events shall have occurred and be continuing:

     (a) there shall be pending or formally threatened any suit, action or proceeding by any Governmental Entity, (i) challenging the acquisition by Compass or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit consummation of the Offer or the Merger or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Compass or Merger Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Compass and their respective Subsidiaries of the business or assets of the Company or Compass and their respective Subsidiaries, or to compel the Company or Compass and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Compass and their respective Subsidiaries, as a result of the Offer, the Merger, the Transactions or any of the other transactions contemplated by the Agreement, (iii) seeking to prohibit Compass or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or (iv) that otherwise is reasonably expected to have a Material Adverse Effect; in the case of each of (i) through (iv) above, subject to the obligations set forth in Section 6.3 of the Agreement;

     (b) any Legal Restraint or any action or proceeding that may result in the filing of any injunction or other order that has the effect of preventing the purchase of shares of Company Common Stock pursuant to the Offer or the Merger shall be in effect;

     (c) the representations and warranties of the Company contained in the Agreement shall not have been accurate in all respects as of the date of the Agreement, except that any inaccuracies in such representations and warranties will be disregarded if the inaccuracies or the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;

     (d) the representations and warranties of the Company contained in the Agreement shall not be accurate in all respects as of the Specified Date as if made on and as of the Specified Date, except that any inaccuracies in such representations and warranties will be disregarded if the inaccuracies or the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and any modification to the Schedules to this Agreement made after the date of this Agreement shall be disregarded;

     (e) the Company shall have breached or failed in any material respect to perform or comply with any covenant or obligation that the Company is required to comply with or to perform at or prior to the Specified Date;

     (f) except as set forth in the Schedules to the Agreement or in the Filed SEC Documents, since the date of the Agreement, there shall have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to have, a Material Adverse Effect on the Company;

     (g) the Company shall have failed to obtain an appropriate consent to the Merger from the counterparties to Customer Contracts that represent aggregate projected 2004 revenue of at least $40,000,000 as set forth in Schedule I.

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     (h) the Net Indebtedness exceeds $9,900,000;

     (i) Compass and Merger Sub shall not have received each of the following agreements and documents (i) a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in paragraphs 3(b), 3(c) , 3(d), 3(e), 3(f), 3(g), 3(h) and 3(j) of this Annex I have been duly satisfied and (ii) the written resignations of all directors of the Company and its Subsidiaries as and to the extent required by Section 6.9(b) of the Agreement;

     (j) the Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Merger Sub and Compass and may be asserted by Merger Sub or Compass regardless of the circumstances giving rise to such condition or may be waived by Merger Sub and Compass in whole or in part at any time and from time to time in their reasonable discretion; provided, that Compass and Merger Sub may only waive or modify the Minimum Tender Condition as set forth in Section 1.1. The failure by Compass, Merger Sub or any other affiliate of Compass at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Capitalized terms used in this Annex I but not defined herein shall have the meanings set forth in the Agreement.

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AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER

      This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of February 24, 2004 by and among COMPASS GROUP USA INVESTMENTS, LLP, a Delaware limited liability partnership (“Compass”), YORKMONT FIVE, INC., a California corporation and a wholly owned indirect subsidiary of Compass (“Merger Sub”), and CREATIVE HOST SERVICES, INC., a California corporation (the “Company”).

      WHEREAS, the Company, Compass and Merger Sub entered into the Agreement and Plan of Merger dated as of February 18, 2004 (the “Merger Agreement”);

      WHEREAS, Section 8.3 of the Merger Agreement provides that the Merger Agreement may be amended with the written agreement of the parties; and

      WHEREAS, the parties desire to amend the Merger Agreement to provide for certain additional agreements between them.

      NOW, THEREFORE, in consideration of the mutual covenants and premises described herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

W I T N E S S E T H

      1.     Section 3.3 of the Merger Agreement shall be amended by replacing the number “535,000” in the fifth line thereof with the number “535,500”.

      2.     Annex I of the Merger Agreement shall be amended by deleting Section (1) and replacing it with the following:

"(1) the Minimum Tender Condition (as defined below) or the Revised Minimum Number, as applicable, has not been satisfied. The phrase “Minimum Tender Condition” means that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with any shares of Company Common Stock beneficially owned by Compass, Merger Sub, or any of their affiliates, would represent 90% of the issued and outstanding Company Common Stock determined on the date of purchase;”

      3.     The amendments made by this Amendment shall be effective as of the date hereof and for all times hereafter. Except as amended hereby, the Agreement shall remain in full force and effect.

      4.     This Amendment may be executed in two or more counterparts (including by facsimile) each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to the Agreement and Plan of Merger on the date first above written.

COMPASS GROUP USA INVESTMENTS, LLP

By:	/s/ Tom Ondrof

Name:	Tom Ondrof

Title:	Authorized Representative

YORKMONT FIVE, INC.

By:	/s/ Tom Ondrof

Name:	Tom Ondrof

Title:	Chief Financial Officer

CREATIVE HOST SERVICES, INC.

By:	/s/ Sayed Ali

Name:	Sayed Ali

Title:	President